EXHIBIT 4-22

Exhibit 1.2(b)-1 to Credit Agreement

THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (OID). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), FRANCIS V. DANE, A REPRESENTATIVE OF THE ISSUER HEREOF WILL, BEGINNING TEN DAYS AFTER THE ISSUE DATE OF THIS SECURITY, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). MR. DANE MAY BE REACHED AT TELEPHONE NUMBER (650) 802-7737.

[FORM OF] ADDITIONAL SECURED PROMISSORY NOTE

$[    ,    ,    ]
Dated:______________ New York, New York

FOR VALUE RECEIVED, COMMUNICATION INTELLIGENCE CORPORATION (“Borrower”), having an office at 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065, hereby promises to pay to the order of _________ (the “Payee”) or its registered assigns, the principal amount of _____________ Dollars and 00/100 ($[   ,   ,   ]) on June ___, 2010 (the “Maturity Date”). Borrower shall make principal payments on this Note on or before the Maturity Date set forth in Section 10.1 of that certain Credit Agreement, dated as of June ___, 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower and the Lenders party thereto.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement.

This Note is being executed and delivered by Borrower to Payee to evidence the payment by Borrower to Payee of interest on the Loan made by Payee to Borrower by issuing Payee this Additional Note pursuant to the Credit Agreement.

This Note is issued with a detachable Warrant evidencing the right initially to purchase a number of shares of Common Stock of the Borrower equal to the principal amount of this Note divided by 0.14, at an initial exercise price of Fourteen Cents ($0.14) per share.

This Note is entitled to the benefits of the Credit Agreement and the Loan Documents, including the Pledge and Security Agreement.  This Note may be pre-paid, in whole or in part (together with interest accrued thereon at the time of such prepayment), at any time, provided that Borrower pays any breakage costs associated therewith as provided in Section 1.6(h) of the Credit Agreement.

EXHIBIT 4-22

All cash payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds to the Payee at its address provided in Section 9.2 of the Credit Agreement or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note, and all amounts payable hereunder, is secured by a pledge of certain Collateral and is entitled to the benefits of the Pledge and Security Agreement.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

Borrower waives demand, presentment, protest and notice of any kind and consents to the extension of time of payments, the release, surrender or substitution of any and all security or guarantees for the obligations evidenced hereby or other indulgence with respect to this Note, all without notice and agrees that no such extension or other indulgence, and no substitution, release or surrender of collateral shall discharge or otherwise affect the liability of the Borrower.  No delay or omission on the part of the Payee in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder, and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

This Note and the rights and obligations of Borrower and Payee hereunder shall be governed by and construed in accordance with the laws of the State of New York. Borrower hereby irrevocably consents to the jurisdiction of any state or federal court located in New York, New York.

In the event of any litigation with respect to the obligations evidenced by this Note, Borrower WAIVES THE RIGHT TO A TRIAL BY JURY and all rights of setoff and rights to interpose permissive counterclaims and cross claims.  Borrower further agrees to pay Payee for the costs and expenses of enforcement and collection of this Note, including attorneys’ fees and expenses and court costs.  All such costs and expenses shall be immediately due and payable.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note shall be binding upon the successors, assigns and legal representatives of Borrower and inure to the benefit of the Payee, its successors, endorsees, assigns and legal representatives.

If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

This Note is a full recourse obligation of Borrower and is not limited to the Collateral.

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EXHIBIT 4-22

IN WITNESS WHEREOF, Borrower has executed the foregoing instrument as of the date first written above.

COMMUNICATION INTELLIGENCE CORPORATION

By:_________________________________
     Name:
     Title: